ARTICLE OF AMENDMENT

                                       OF

                              TCI PORTFOLIOS, INC.


         The undersigned, Patrick A. Looby, does hereby certify that:

         1. He is the duly elected Vice-President of TCI Portfolios, Inc., a Maryland corporation (the "Corporation").

         2. The amendment to the Articles of Incorporation of the Corporation set forth below, by resolution unanimously adopted by the Board of Directors of the Corporation at a meeting held on May 8, 1993, was deemed advisable and directed to be presented for a vote of the stockholders of the Corporation. The stockholders of the Corporation, at a meeting held on July 28, 1993, approved the adoption of the amendment as required by the General Corporation Law of the State of Maryland and the Corporation's Articles of Incorporation.

         3. The amendment of the Articles of Incorporation proposed by the Board of Directors and adopted by the stockholders of the Corporation is as follows:

         RESOLVED, that the Articles of Incorporation of TCI Portfolios, Inc., a Maryland corporation, be, and they hereby are, amended by deleting all of paragraphs 1 and 2(a) of the present Article FIFTH thereof and by inserting in lieu thereof the following new paragraphs 1 and 2(a) of Articles FIFTH, providing in their entirety as follows (all remaining paragraphs of Article FIFTH being unchanged hereby):

         FIFTH.
         1. The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Million (300,000,000) shares of a par value of $0.01 each, to be divided into such classes as the Board of Directors may from time to time determine. The Board of Directors shall have the power to fix the number of shares in each such classes and to fix such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof as are not stated in these Articles of Incorporation.

         2. The preferences, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualifications and terms or conditions of redemption thereof shall be as follows:

         (a) Holders of shares of stock of the Corporation shall be entitled to one vote for each dollar of net asset value per share for each share of stock held, irrespective of the class; provided, however, that (1) matters affecting only one class shall be voted upon only by that class, and (2) where required by the Investment Company Act of 1940 or the regulations adopted thereunder or any other applicable law, certain matters shall be voted on separately by each class of shares affected.

         IN WITNESS WHEREOF, the undersigned hereby acknowledges that this Articles of Amendment is the act of TCI Portfolios, Inc. and states, that to the best of his knowledge, information and belief, the matters and fact stated therein are true in all material respects, and that this statement is made under penalties of perjury.

         Dated this 10th day of August, 1993.


                                                     /s/ Patrick A. Looby
                                                     Patrick A. Looby
                                                     Vice President


Witness:

/s/ John H. Hartenbach
John H. Hartenbach
Assistant Secretary